EXHIBIT 9.2B

                  FUND ACCOUNTING SERVICING AGREEMENT (Addition
                of LKCM Fixed Income Fund and LKCM Balanced Fund)



Firstar Trust Company
615 E. Michigan Street
Milwaukee, WI  53202

Gentlemen:

         Pursuant to paragraph 11 of the FUND ACCOUNTING SERVICING AGREEMENT dated as of July 10, 1997, between you and LKCM Funds (the "Fund"), the Fund requests that you render services as Fund Accountant under the terms of said agreement with respect to the LKCM Fixed Income Fund and the LKCM Balanced Fund, additional Funds which the Fund is establishing. Your compensation for the services provided under said agreement for said additional Funds shall be determined in accordance with the original fee schedule subject to a 10% discount for the first year or until the respective Fund's assets reach $10 million, whichever comes first.

         Please sign two copies of this letter where indicated to signify your agreement to serve as Fund Accountant and to compensation terms set forth on the original fee schedule.

Sincerely,

LKCM FUNDS


By:_________________________                     Dated:__________________, 1997
    (Authorized Officer)



ACKNOWLEDGED AND AGREED:

FIRSTAR TRUST COMPANY

By:_________________________                     Dated:__________________, 1997
    (Authorized Officer)



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